UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report: June 22, 2009
(Date of earliest event reported)

E*TRADE Financial Corporation
(Exact name of Registrant as Specified in its Charter)

Delaware	1-11921	94-2844166
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

135 East 57th Street, New York, New York 10022
(Address of Principal Executive Offices and Zip Code)

(646) 521-4300
(Registrant’s Telephone Number, including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 22, 2009, E*TRADE Financial Corporation (the “Company”) and Citadel Equity Fund Ltd. (“CEFL”), entered into Amendment No. 1 (the “Amendment”) to the Exchange Agreement, dated as of June 17, 2009 (the “Exchange Agreement”), between the Company and CEFL.  The Amendment, among other things, provides that if the Company has received the requisite consents with respect to a series of Notes (as herein defined), and the Exchange Offer (as herein defined) has not been consummated on or prior to October 31, 2009 or the Exchange Agreement has been earlier terminated in accordance with its terms, the Company shall nonetheless pay to each holder of validly tendered Notes in the Exchange Offer, including CEFL, the Consent Fee (as herein defined).  The Amendment also provides that the Company will commence its Exchange Offer on June 22, 2009, that the Early Tender Period (as herein defined) will expire at midnight, New York City time on July 1, 2009 and that the Company will announce preliminary results of the Early Tender Period at approximately 6:00 p.m. New York City time on July 1, 2009.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 8.01.	Other Events.

The Company today announced the launch of its debt exchange offer for certain of its outstanding high-yield notes (the “Exchange Offer”), on the terms and subject to the conditions set forth in the Offering Memorandum and Consent Solicitation, dated June 22, 2009 (the “Offering Memorandum”), and the related letter of transmittal (the “Letter of Transmittal”).  Pursuant to the Exchange Offer, the Company is offering to exchange more than $1 billion of newly-issued zero coupon Convertible Debentures due 2019 (the “Debentures”) for all of its 8% Senior Notes due 2011 (the “2011 Notes”) and a portion of its 12.5% Springing Lien Notes due 2017 (the “2017 Notes”, and together with the 2011 Notes, the “Notes”).  The Debentures issued in the Exchange Offer will be designated as either Class A Debentures or Class B Debentures and will be identical except for the initial conversion price.  Affiliates of Citadel Investment Group L.L.C. (“Citadel”), the Company’s largest stock and bond holder, have agreed to participate in the Exchange Offer.

Holders of the Notes that have tendered and not validly withdrawn their notes by midnight, New York City time, on July 1, 2009, will receive Class A Debentures having a conversion price of $1.0340 per share, and holders that tender their notes after such time and before the expiration of the Exchange Offer, will receive Class B Debentures having a conversion price of $1.5510 per share.  The Exchange Offer will expire at midnight, New York City time, on the date of the vote at the special shareholder meeting the Company will call to approve the issuance of the exchange consideration in the Exchange Offer under applicable NASDAQ Marketplace Rules, the issuance of up to 365 million shares of common stock in additional debt exchange offers and to increase the authorized shares of Company common stock, among other things (the “Special Meeting”), which is expected to occur in mid-August.

In connection with the Exchange Offer, the Company will solicit consents to amendments and waivers of certain provisions of the indentures governing the Notes during the period ending at midnight, New York City time, on July 1, 2009 (the “Early Tender Period”), unless extended.  If the required consents are obtained, the Company will pay to holders that deliver a consent during the Early Tender Period, but do not tender the related Notes, a consent fee of $5.00 per $1,000 principal amount of Notes to which such consent relates (the “Consent Fee”).  Holders tendering their Notes during the Early Tender Period will be automatically deemed to have delivered consent to each such amendment and waiver and to have waived any Consent Fee, in each case, as to their tendered Notes.  Approval of the amendments requires, in each case, consent of a majority of the outstanding series of Notes, both including and excluding Notes held by Citadel.  Citadel has agreed to tender Notes or provide consent as necessary to ensure that consents with respect to a majority of the aggregate principal amount outstanding of each of the 2011 Notes and 2017 Notes are delivered by the end of the Early Tender Period, and has waived its right to a Consent Fee with respect to any and all such Notes unless the Exchange Offer is not consummated.

The complete terms and conditions of the Exchange Offer are set forth in the Offering Memorandum and the Letter of Transmittal that are being sent to holders of the Notes.  The Company’s ability to execute the Exchange Offer requires, among other things, shareholder approval at the Special Meeting.  In addition to approval by shareholders, the extent of Citadel’s participation in the Exchange Offer is subject to approval from the Company’s primary federal banking regulator, the Office of Thrift Supervision.

Further information regarding the Exchange Offer may be found in the Company’s Current Reports on Form 8-K filed on June 17, 2009 and June 19, 2009, the press release announcing the launch of the Exchange Offer attached hereto as Exhibit 99.1 and incorporated by reference herein and the Company’s Form T-3 Application for Qualification of Indentures under the Trust Indenture Act of 1939 filed on June 22, 2009.

Item 9.01.	Financial Statements and Exhibits.

(d)                 Exhibits.

Exhibit No.	Description

10.1	Amendment No. 1 to Exchange Agreement dated June 22, 2009 between E*TRADE Financial Corporation and Citadel Equity Fund Ltd.

99.1	Press release dated June 22, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

E*TRADE FINANCIAL CORPORATION

Date:	June 22, 2009	By:	/s/ Karl A. Roessner
			Name:	Karl A. Roessner
			Title:	Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amendment No. 1 to Exchange Agreement dated June 22, 2009 between E*TRADE Financial Corporation and Citadel Equity Fund Ltd.

99.1	Press release dated June 22, 2009